Filed pursuant to Rule 424(b)(3)
Registration No. 333-259619

STICKER SUPPLEMENT NO. 2

(To Prospectus dated May 3, 2022)

ShiftPixy, Inc.

154,232 Shares of Common Stock

This sticker supplement supplements our prospectus dated May 3, 2022, as supplemented by our sticker supplement dated July 19, 2022. You should read this sticker supplement together with the prospectus since the information contained herein supplements the information contained in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

This sticker supplement is part of the prospectus and must accompany the prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933, as amended.

Pursuant to our prospectus dated May 3, 2022, we registered the resale of (i) up to 28,500 shares of our common stock issued to Armistice Capital Master Fund Ltd. (“Armistice”), pursuant to a securities purchase agreement, dated August 31, 2021 (the “Purchase Agreement”), between the Company and Armistice and (ii) up to 125,732 shares of our common stock issuable upon exercise of warrants, including 75,232 warrants (the “Investor Warrants”) with an exercise of price of $159.50 and an expiration date of May 3, 2027 issued to Armistice under the Purchase Agreement.

As disclosed in the sticker supplement, dated July 19, 2022, on July 18, 2022, pursuant to a warrant exercise agreement between the Company and Armistice, the exercise price of the Investor Warrants was reduced to $26.00 and the expiration date of the Investor Warrants was extended to May 3, 2029.

Effective September 23, 2022, the exercise price of the remaining 25,233 outstanding Investor Warrants was reduced to $0.01.

The date of this sticker supplement is September 23, 2022.